Exhibit 99.1

THE WET SEAL, INC. APPOINTS THREE NEW BOARD MEMBERS

Deena Varshavskaya, Nancy Lublin and Adam Rothstein will bring unique talents and experiences to The Wet Seal Board of Directors

FOOTHILL RANCH, CA, MARCH 10, 2014 -- The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced the appointment of Deena Varshavskaya, Nancy Lublin and Adam Rothstein as new independent members of the company’s board of directors. The appointments expand the size of the Board from seven to nine members.

“Deena Varshavskaya, Nancy Lublin and Adam Rothstein will bring significant and unique talents and expertise to Wet Seal,” said Lynda J. Davey, Chairman of the Board of Wet Seal. “Their experience in e-commerce and social media, combined with their knowledge of our target demographic and Mr. Rothstein’s background as a shareholder representative, should provide Wet Seal with a remarkable amount of insight and perspective. We are excited about what they will bring to the board and look forward to working with them.”

John D. Goodman, CEO of Wet Seal added, “We are in the midst of expanding our e-commerce, social media and mobile presence. Our three new independent directors all have specific expertise, credibility and networks to help guide the company as we build out our online and mobile platforms. We are very fortunate to have them joining the Board at this crucial juncture.”

Deena Varshavskaya is the founder and CEO of Wanelo, the largest and fastest growing social shopping platform used by millions of people to discover and purchase products they love. Wanelo was founded in 2010 by Varshavskaya. She was recently named as one of the 15 up-and-comers to keep an eye on in Vanity Fair’s Next Establishment List and was included on the “100 Most Intriguing Entrepreneurs” list by Goldman Sachs.

“Wet Seal understands that the future of shopping is online, where the consumer has more choice, convenience and value,” said Deena Varshavskaya, founder and CEO of Wanelo. “I’m excited to help the team better understand what today’s customer expects in terms of an omni-channel, social shopping experience.”

Nancy Lublin, a strategist with expertise in teen brand marketing, technology, the internet, next stage fundraising, and corporate citizenship, is the CEO of DoSomething.org, one of the largest organizations in America for young people and social change with more than 2.5 million active users. Lublin previously founded Dress for Success in 1996, an organization that helps women transition from welfare to work. In 2013, while already with DoSomething.org, Lublin turned her popular TED talk into her third company, raising $4 million dollars to launch Crisis Text Line (CTL). CTL processed one million messages in its first six months and is heralded as a pioneer in big data for social good. She has been awarded various honors, including Forbes Magazine “Trailblazer Award,” Ms. Magazine “Feminists for the 21st Century,” Fast Company Magazine “Fast 50 Award,” a World Economic Forum “Young Global Leader,” NYC Women’s Commission Woman of the Year and she currently serves as an Aspen Institute Crown Fellow.

Adam Rothstein is General Partner at Disrupt-ive Technologies Partners, an early stage venture fund making equity and equity related investments, and lead independent advisor to Gans Family Investments (GFI) and the Franklin/Eckstein Family for their public and private equity portfolios. Rothstein previously served as Chief Investment Officer of Intana Management, a market neutral hedge fund concentrating in the technology, media and entertainment sectors. Mr. Rothstein has over 15 years of investment experience, previously performing analysis on the technology and media sectors for Weber Capital Partners/Bluewater Capital Management.

Concurrent with their appointment and with the expansion of the Board from seven to nine directors, the Board has appointed John S. Mills as Vice-Chairman of the Board of Directors. Mr. Mills has been a member of the Board since October 2012 and also serves as Chair of the Nominating & Corporate Governance Committee.
About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 1, 2014, the Company operated a total of 532 stores in 47 states and Puerto Rico, including 475 Wet Seal stores and 57 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.
Contact:

The Wet Seal, Inc.
Steve Benrubi
(949) 699-3947

Terry Fahn
Sitrick And Company
(310) 788-2850